EXHIBIT 19

INSIDER TRADING POLICY

July 2023

1. General Rule

a.
Superior Industries International, Inc. (the “Company”) has adopted this insider trading policy (this “Policy”) to set forth the procedures and guidelines governing securities transactions by the Company’s directors, officers and employees, to comply with federal securities laws and regulations.

b.
It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material, non-public information.

c.
All directors, officers and employees should be aware of and pay close attention to the laws against trading on “non-public” information. Federal securities laws not only prohibit the purchase or sale of Company securities by specified persons while aware of material non-public information about the Company, but also the disclosure of material non-public information about the Company by such persons to another person who then trades in the Company’s securities.

d.
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold, or sell the Company’s stock. Some examples of information, whether positive or negative, that should be assumed to be material are:

•
earnings results;
•
projections of future earnings or losses;
•
pending or proposed mergers, tender offers or significant acquisitions or dispositions;
•
changes in senior management or control of the Company;
•
significant new products or technological advances;
•
significant product defects or modifications;
•
significant changes in production schedules or product planning;
•
the gain or loss of a substantial customer, supplier or contract or entry into a joint venture;
•
significant litigation or regulatory proceedings or actions;
•
any significant cybersecurity or other data privacy incident;
•
impending bankruptcy or financial liquidity problems;
•
major labor negotiations or disputes, including possible strikes;
•
significant changes in accounting treatment;
•
the issuance of new equity debt; and
•
stock splits and significant stock repurchases.

This list is merely illustrative. Courts have historically given a broad interpretation to what is considered “material” information.

e.
Information is considered “non-public” if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based, non-exclusionary basis, such as by press release or filing with the Securities and Exchange Commission (“SEC”), and/or the investing public has not had time to fully absorb the information.

2. Application of Policy. This Policy applies to (i) the Company’s directors, officers and employees, (ii) others who gain access to non-public information, including contractors and consultants to the Company, (iii) such persons’ family members or others who reside with them, and (iv) any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control (collectively, “Insiders”). Because of their access to confidential information on a regular basis, this Policy subjects directors and certain employees (the “Window Group”) to additional restrictions on trading in the Company’s securities.

3. General Guidelines. The following guidelines should be followed in order to ensure compliance with applicable laws and with Company policies:

a.
Tipping. Providing material non-public information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material, non-public information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the General Counsel.

b.
Trading in the Company’s Securities. Except for the limited exceptions specified in Section 5 of this Policy, no Insider should engage in any transaction involving Company securities, recommend that another person engage in any transaction involving Company securities or enter into a 10b5-1 Plan (as defined below) in the Company’s securities when he or she has knowledge of material non-public information concerning the Company. Any Insider who possesses material, non-public information should wait until the start of the third business day after the information has been publicly released before trading or entering into a 10b5-1 Plan. From time to time, the Company may also require that all or certain Insiders refrain from engaging in transactions in Company securities for a specified period of time due to material information known to the Company and not yet disclosed to the public.

c.
Trading in Another Company’s Securities. In addition, Insiders who learn of material non-public information about a company with which the Company does or may do business, including any customers, vendors, suppliers, or distributors, may not trade in that company’s securities until the information becomes public or is no longer material to that company. You are strictly prohibited from misappropriating such information to trade tin the securities of the third party or otherwise and are obliged to keep all such information confidential, sharing it only as directly or indirectly authorized by such third party, pursuant to an agreement between the Company and such third party, or as required by applicable law.

4. Additional Restrictions Applicable to the Window Group. The Window Group consists of (i) directors, (ii) elected officers of the Company and their assistants and household members, and (iii) such other persons as the General Counsel may designate from time to time and inform of such status. The Window Group is subject to the following additional restrictions on trading in Company Securities:

a.
Trading Window. Trading is permitted only during a period referred to as the “Window.” The General Counsel will determine the commencement date and duration of each Window. However, the Window will generally open at the start of the third business day following an earnings release. The Window will generally close on the fifteenth calendar day of the last month of the then-current financial quarter. If the fifteenth falls on a weekend, the Window would close on the preceding Friday. Trading in Company securities during a Window should not be considered a “safe harbor,” and the Window Group and other persons should use good judgment to make sure that their trades are not effected while they are in possession of material non-public information concerning the Company.

b.
Closing of the Trading Window. The regular quarterly Window may also be closed, depending upon special events occurring at the Company. The General Counsel will make any such determination and so advise the Window Group. The General Counsel is not required to, and may not provide reasons for this determination, and the closing of the Window itself may constitute material non-public information that should not be communicated.

c.
Mandatory Pre-Clearance of Trades and 10b5-1 Trading Plans. All trades in Company securities by the Window Group and entry into 10b5-1 Trading Plans by 10b5-1 Participants (both as defined below) are subject to the prior review and clearance from the General Counsel. If the General Counsel grants preclearance, the requestor may make the trade or enter into a 10b5-1 Trading Plan, as appropriate, at any time within the five (5) day period following receipt of pre-clearance. If the requestor becomes aware of material non-public information concerning the Company before the trade is executed or the 10b5-1 Trading Plan becomes effective, the pre-clearance shall be void and the trade must not be completed, and the 10b5-1 Trading Plan may not be entered into until such time as another clearance is requested and received. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the denial.

d.
Additional Reporting Requirements. Directors and certain officers and employees have additional reporting obligations under the U.S. securities laws, including reporting the donation of Company equity securities on Form 4 within two (2) business days of the transaction. The General Counsel will advise individuals if they are part of this group.

e.
Transactions Pursuant to a 10b5-1 Trading Plan. Directors, Section 16 officers and certain persons designated by the Chief Executive Officer and General Counsel

as “10b5-1 Participants” are strongly encouraged to adopt a 10b5-1 Trading Plan prior to purchasing or selling Company securities. Superior’s 10b5-1 Trading Plan Guidelines are attached as Exhibit B. 10b5-1 Participants may only enter into 10b5-1 Trading Plans during a trading Window. Any 10b5-1 Participant who wishes to enter into a 10b5-1 Trading Plan must contact the General Counsel.

5. Certain Transactions not Subject to Trading Restrictions.

a.
10b5-1 Trading Plans. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material non-public information. Such contracts, irrevocable instructions and plans are commonly referred to as “10b5-1 Trading Plans”. Insiders may sell (or purchase) Company securities under 10b5-1 Trading Plans that:

i.
are entered into at a time when not in possession of material non-public information concerning the Company,

ii.
comply with the Securities Rules,

iii.
meet the requirements of Superior’s 10b5-1 Trading Plan Guidelines (attached as Exhibit B), and

iv.
have been approved in advance, in writing, by the General Counsel. Note that 10b5-1 Trading Plans require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a 10b5-1 Trading Plan has been adopted, any plan amendment or any early plan termination must be approved in advance by the General Counsel. Such approval will only be granted if the Insider does not possess any material non-public information at that time.

b.
Withholding of Shares upon a Vesting. This Policy does not apply to withholding of Company shares solely to satisfy a tax withholding requirement upon the vesting of restricted stock units.

6. Other Prohibited Transactions.

a.
Trading in Options. Insiders are prohibited from trading in options (such as put and call options) on the Company’s stock. Options trading is highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it creates the appearance that the transaction is based on non-public information.

b.
Margin Accounts and Pledging of Securities. No Insider may purchase Company securities on margin, hold Company securities in a margin account or pledge Company securities as collateral for a loan. Margin sales may occur at a time when the Insider is aware of material non-public information or otherwise is not permitted to trade in Company securities.

c.
Short Sales. No Insider may engage in short sales of Company securities.

d.
Hedging. No Insider may engage in hedging transactions involving Company securities, including, but not limited to, forward sale or purchase contracts, equity 5 swaps, collars or exchange funds. Such transactions are speculative in nature and create the appearance that the transaction is based on non-public information.

7. Avoid Speculation. Investing in the Company’s stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company should not involve short-range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Company and its shareholders. The Company encourages employees and directors to avoid frequent trading in Company stock. In addition, to prevent any appearance of improper conduct by any Insiders, this Policy prohibits any transaction in Company securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative.

8. Penalties for Violations of Insider Trading Laws. Individuals who trade on material non-public information (or tip information to others who trade) can be liable for civil and criminal penalties, in addition to legal and disciplinary action from the Company, including dismissal for cause.

9. Personal Responsibility for Compliance with This Policy. Any person who has any questions about specific transactions may obtain additional guidance from the General Counsel. However, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the individual. Any action on the part of the Company or any employee pursuant to this Policy does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws.

10. Policy Interpretation and Amendments. The General Counsel is responsible for interpreting and applying this Policy, as required.

11. Exhibits:

Exhibit A Permission to Trade Request Form - Request for Permission to Trade Company Securities

Exhibit B Superior Insider Trading Policy 10b5-1 Trading Plan Guidelines

EXHIBIT A:

REQUEST FOR PERMISSION

TO TRADE COMPANY SECURITIES FORM

PLEASE COMPLETE AND SUBMIT TO THE GENERAL COUNSEL. PERMISSION TO TRADE MUST BE REQUESTED AND GRANTED IN WRITING BEFORE A TRADE IS COMPLETED.

NAME:

TITLE:

Officer of Parent Company? YES/ NO

NATURE OF PROPOSED TRADE (Option exercise, sale, purchase, etc.)

NUMBER OF SHARES IN PROPOSED TRADE:

I hereby certify that:

1.
I have received a copy of the Company’s Insider Trading Policy and am familiar with its requirements.

2.
I am not in possession of material nonpublic information concerning the Company.

3.
I am aware that neither I, nor my spouse or domestic partner, any member of my family sharing my household, or any other person whose transactions in the Company stock I control or influence may trade in securities of the Company if I am aware of material, nonpublic information about the Company.
4.
I will complete my trade within three business days. If I cannot complete my trade within three business days, I realize I must submit a new form for permission to trade and receive another approval from the General Counsel.

Signature of employee requesting trade:

Date:

Approved by General Counsel:

Name:

Date:

EXHIBIT B:

SUPERIOR INSIDER TRADING POLICY

10b5-1 TRADING PLAN GUIDELINES

1.
Summary

Under Superior’s Insider Trading Policy, directors, officers and 10b5-1 Participants are strongly encouraged to adopt a 10b5-1 Trading Plan prior to transacting in Company securities. All other Insiders may, and are encouraged to, enter into 10b5-1 Trading Plans. Rule 10b5-1 provides an affirmative defense against an allegation of insider trading. In order to be eligible to rely on this defense, a person must enter into a 10b5-1 Trading Plan that meets the conditions specified in Rule 10b5-1. Rule 10b5-1 presents an opportunity for Insiders to establish plans to sell or purchase Company securities without the restrictions imposed by trading Windows – even when in possession of material non-public information concerning Superior. The ultimate responsibility for adhering to these Guidelines and avoiding improper transactions rests with the Insider. Any action on the part of the Company or any other employee pursuant to these Guidelines does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws. As such, violations of these Guidelines may result in the Company taking disciplinary action, including dismissal for cause. Please notify the General Counsel if you become aware of a breach of these Guidelines, either by you or by another person subject to these Guidelines.

2.
Trading Plans

Insiders who participate in Superior’s Long Term Incentive Plan have accounts maintained by Morgan Stanley and may have accounts with other brokers that have forms of 10b5-1 Trading Plan that Insiders can use to establish arrangements to sell Company securities. All forms of 10b5-1 Trading Plans must be reviewed and approved by the General Counsel prior to entry.

3.
Requirements for Establishing and Trading under a 10b5-1 Trading Plan

a.
Plan Requirements. All 10b5-1 Trading Plans must:

(i)
Be entered into in good faith and during an open trading Window at a time when the Insider does not possess material non-public information concerning Superior. Insiders must operate the 10b5-1 Trading Plan in good faith. The General Counsel must approve the entry into the 10b5-1 Trading Plan.

(ii)
Prohibit Insiders from exercising any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. Insiders may delegate discretionary authority to a broker, but in no event may an Insider consult with their broker regarding executing transactions, or otherwise disclose information to their broker concerning Superior that might influence the execution of transactions under an Insider’s 10b5-1 Trading Plan after it commences.

(iii)
For directors and executive officers only, at a minimum, include a cooling off period that begins on the date of the plan adoption or modification and ends the later of (a) ninety (90) days thereafter and (b) three (3) business days following filing of a Form 10-Q or 10-K covering the financial reporting period in which the plan was adopted or modified, but in no event later than one hundred twenty (120) days (the “D&O Cooling Off Period”). For all other Insiders, at a minimum, include a thirty (30) day cooling off period between entry into a 10b5-1 Trading Plan and the first possible transactions thereunder (the “Insider Cooling Off Period”).

(iv)
Include an expiration date that is at least six (6) months but not more than twelve (12) months from the effective date of the 10b5-1 Trading Plan. Plans with terms less than six (6) months or in excess of twelve (12) months will not be approved. Shorter-term plans may be viewed as an attempt to make advantageous short-term trades, and longer-term plans are likely to have to be amended or terminated, which defeats the ultimate purpose of 10b5-1 Trading Plans.

(v)
For directors and executive officers only, include a certification to the Company in writing, which can be made as part of establishing the plan, that he or she (a) is not aware of any material non-public information and (b) is adopting the plan in good faith and not as part of a plan to evade the prohibition against illegal insider trading.

b.
Amendment, Suspension or Termination of the 10b5-1 Trading Plan. Amendments, suspensions, and terminations will be viewed in hindsight and could call into question whether the 10b5-1 Trading Plan was entered into in good faith. As a result, amendments, suspensions, and terminations of 10b5-1 Trading Plans require preapproval by the General Counsel. A 10b5-1 Trading Plan may be terminated or suspended by the Company at any time and for any reason. In addition, an Insider may voluntarily amend, suspend, or terminate a 10b5-1 Trading Plan, subject to the following conditions:

(i)
An Insider may only amend, suspend, or terminate a 10b5-1 Trading Plan during an open trading Window, and at a time when the Insider does not possess material non-public information concerning Superior. The amendment, suspension, or termination of a 10b5-1 Trading Plan requires pre-clearance by the General Counsel.

(ii)
An amendment will become effective after (a) the D&O Cooling Off Period, in the case of directors and executive officers, or (b) the Insider Cooling Off Period has elapsed, in the case of all other Insiders; except that modifications or amendments to a 10b5-1 Trading Plan that do not change the pricing, amount of securities or timing of trades, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same) will not trigger a new cooling-off period. Reactivation of a suspended 10b5-1 Trading Plan will also require a D&O Cooling Off Period, in the case of directors and executive officers only, or (b) a sixty (60) day cooling off period, in the case of all other Insiders.

(iii)
An Insider is limited to one (1) amendment or suspension of a 10b5-1 Trading Plan during its term.

c.
Prohibition against Multiple Overlapping 10b5-1 Trading Plans. Multiple overlapping 10b5-1 Trading Plans are prohibited, except in the case of:

(i)
a series of separate contracts with different brokers, which may be treated as a single plan so long as the contracts taken together meet certain conditions;
(ii)
multiple concurrent Rule 10b5-1 Trading Plans if trading under a later commencing plan is not authorized until all trades under earlier-commencing plans are completed (subject to the cooling off periods described below); or
(iii)
the Insider has a separate plan for purposes of “sell-to-cover” transactions under which the Insider instructs his or her broker to sell securities to satisfy tax withholding obligations in connection with the vesting of incentive compensation, except in the case of sell-to-cover in connection with option exercises.